EXHIBIT 10.2

                         DELTA WOODSIDE INDUSTRIES, INC.

                            LONG TERM INCENTIVE PLAN

                 (Approved by Shareholders on November 6, 1997)

OBJECTIVE

The objective of the Long Term Incentive Plan (this "Plan" or the "Plan") of Delta Woodside Industries, Inc. (the "Company") is to reward the key executives of the Company (including its subsidiaries) and the non-employee directors of the Company for increasing shareholder value through the growth of the Company's stock price, profitability and/or return on capital employed. The Plan is intended to reward the achievement of projected and better-than-projected stock price increases and/or financial results. It is also intended to assist in the attraction and retention of key executives and to provide them with a significant retirement vehicle.

ADMINISTRATION

The Plan will be administered by a special committee (the "Long Term Plan Committee") of the Company's Board of Directors that includes those members of the Company's Compensation Committee who are "outside directors," as that term is defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code (or any successor provision) ("Section 162(m)").

Near the beginning of each fiscal year of the Company (or, in the case of Fiscal Year 1998, the commencement of this Plan), the Company's chief executive officer (the "CEO") will present for Long Term Plan Committee consideration a recommendation for that fiscal year as to:

o        Plan participants

o The performance period or periods to be used for awards (which shall be at least three years)

o The performance measurement goals for each performance period to be used for awards under the Plan

o        Awards to be made under the Plan

The Long Term Plan Committee has the authority to and will, in its sole discretion, establish and administer the awards and the performance measurement goals to be used in connection with awards, and certify the degree to which, if at all, such measurement goals are attained. The Long Term Plan Committee also has the authority to interpret the Plan, and to establish, revise or rescind rules and regulations relating to the Plan. Among other matters, the Long Term Plan Committee shall have complete authority to: (i) select the key executives and non-employee directors who will participate in the Plan; (ii) within the limits established herein, determine the terms of each award to be granted to each such key executive and director and, if desired, amend such terms; (iii) prescribe the form of instrument(s) evidencing awards and the form of instrument(s) evidencing options granted under this Plan; (iv) determine the time or times at which awards shall be granted; (v) make special grants of awards when determined to be appropriate; and (vi) make all other determinations necessary or advisable for the administration of this Plan.

Any action that the Long Term Plan Committee is authorized to take may be taken without a meeting if all the members of the Committee sign a written document authorizing such action to be taken, unless different provision is made by the ByLaws of the Company or by resolution of the Committee.

The Long Term Plan Committee may designate selected Board members or certain employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents including awards and options on behalf of the Committee; subject in each such case to the requirements of Section 162(m) of the Internal Revenue Code (or any successor provision).

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No member of the Board or Long Term Plan Committee shall be liable for any action taken or determination made in good faith.


                                   Ex. 10.2-1




PARTICIPATION AND AWARDS

Participation in the Plan is limited to the key executives of the Company (including its subsidiaries) (whether or not executive officers of the Company or any of its subsidiaries) who, in the opinion of the Long Term Plan Committee, have the greatest impact on the Company's long-term performance and are selected by the Long Term Plan Committee and those non-employee directors of the Company who are selected by the Long Term Plan Committee. Awards may be granted under the Plan to a key executive only for a reason connected with a key executive's employment.

Each award will set forth potential bonus values, which will be expressed as varying percentages of the participant's base salary (in the case of a key executive) or director fees (in the case of a non-employee director) in effect as of the beginning of the fiscal year of the award grant. The actual bonus value earned will depend on the achievement of goals over the performance period, and (where applicable) in accordance with the measurement weighting, selected by the Long Term Plan Committee.

After the initial grant of awards in a fiscal year, the Long Term Plan Committee may during that fiscal year grant additional awards to one or more other employees or other non-employee directors, with such provisions as the Long Term Plan Committee deems appropriate.

MEASUREMENTS THAT DETERMINE AWARD BONUS VALUES

The Company's results over the applicable performance period will be compared to the measurement goals established by the Long Term Plan Committee for the participants. Where applicable, as between individuals the weighting of measurements may vary due to the Long Term Plan Committee's opinion as to the respective individuals' specific impact on the measurements. The measurements will include (a) average annual stock price performance as compared to the peer group of publicly traded companies used for purposes of the most recent performance graph contained in a proxy statement of the Company, (b) average annual increase in net income per share and (c) average annual increase in return on capital employed, except that the measurement described in clause (a) shall be the only measurement applicable to the plan participants who are the senior executive officers (including the "covered employees" for purposes of Section 162(m)) or non-employee directors of the Company.

Upon the grant of awards by the Long Term Plan Committee, each participant will be advised in writing by the Committee of his or her participation, the potential bonus values of the award and the measurements and measurement goals used.

EMPLOYMENT TERMINATION PROVISIONS WITH RESPECT TO AWARDS

With respect to key executive participants, participants who terminate employment with the Company (including its subsidiaries) prior to the end of the applicable performance period for an award due to death, permanent and total disability or (in the case of any employee whose age is at least 62 at the time of award grant) retirement will receive the bonus value of their award according to the normal terms of the award (or, in the case of an employee who is not a "covered employee" for purposes of Section 162(m), sooner if the Long Term Plan Committee so determines).

With respect to key executive participants, any other employment termination (whether voluntary or involuntary) prior to the end of the applicable performance period will result in forfeiture of the applicable awards. The Long Term Plan Committee may, however, in its discretion, in the case of an employee who is not a "covered employee" for purposes of Section 162 (m), allow the bonus value of such awards to be received according to the normal terms of the award or sooner.

With respect to non-employee director participants, participants whose service as director terminates prior to the end of the applicable performance period for an award due to death, permanent and total disability or (in the case of any non-employee director whose age is at least 62 at the time of award grant) retirement will receive the bonus value of their award according to the normal terms of the award (or sooner if the Long Term Plan Committee so determines).

With respect to non-employee director participants, any other termination of service as a director (whether voluntary or involuntary) prior to the end of the applicable performance period will result in forfeiture of the applicable awards. The Long Term Plan Committee may, however, in its discretion allow the bonus value of such awards to be received according to the normal terms of the award or sooner.



                                   Ex. 10.2-2

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GRANTS OF OPTIONS

At the end of the applicable performance period, results will be calculated and presented to the Long Term Plan Committee for certification. The Long Term Plan Committee will certify in writing the extent to which, if any, the applicable performance measurement goal or goals have been satisfied and the Bonus Value Earned, if any, of each participant based on these results. The results will then be given to the participants.

Upon certification by the Long Term Plan Committee of these results, the Company will grant options for the Company's common stock (at an exercise price equal to 50% of the then market value of the stock) to each participant with a Bonus Value Earned, based on the following formula:

         Participant's Salary (in the case of a key executive participant) or director's fee (in the case of a non-employee director participant) (at beginning of fiscal year of original award) X Target % X (Measurement 1 Weighting % X Measurement 1 Performance Level) + (Measurement 2 Weighting % X Measurement 2 Performance Level) + (Measurement 3 Weighting % X Measurement 3 Performance Level) X 0.62 =
         Bonus Value Earned.

         In no event may the aggregate Bonus Value Earned by any participant in any fiscal year of the Company exceed $350,000.

         The number of shares to be covered by the options so granted will be determined by dividing the difference between the market value per share of the stock on the date of option grant and the exercise price per share into the Bonus Value Earned. Fractional shares shall be rounded up to the next whole number. The participant will be promptly notified of the options that have been granted to him or her under the Plan.

The stock to be offered under this Plan, upon exercise of options, may be authorized but unissued shares, shares previously issued and thereafter acquired by the Company, or any combination thereof.

The maximum aggregate number of shares of the Company's common stock that may be issued pursuant to options granted under the Plan is 1,000,000. The maximum number of shares of the Company's common stock that may be covered by options granted under the Plan in any fiscal year of the Company to any single participant is 120,000. Provided that the adjustment does not cause compensation payable under this Plan to lose its deductibility under Section 162(m), these numbers of shares shall be appropriately adjusted to reflect any change in the capitalization of the Company resulting from a stock dividend, stock split, or other adjustment contemplated below and occurring after the adoption of this Plan. The Long Term Plan Committee will maintain records showing the cumulative total of all shares subject to options outstanding under this Plan.

If an option granted hereunder shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject thereto shall again be available for the purposes of this Plan.

Provided that the adjustment does not cause compensation payable under this Plan to lose its deductibility under Section 162(m), in the event of a stock dividend, recapitalization, merger, reorganization, consolidation, stock split-up, stock consolidation or any other change in the capitalization of the Company, the shares available for purposes of this Plan or an award or subject to options hereunder shall be correspondingly increased, diminished or changed, so that by exercise of an option the participant shall receive, without change in aggregate purchase price, securities, as so increased, diminished or changed, comparable to the securities he or she would have received if he or she had exercised the option prior to such event and had continued to hold the common stock so purchased until affected by such event.

Adjustments under this provision shall be made by the Long Term Plan Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

EXERCISE OF OPTIONS

Options can be exercised for up to ten years from the date of option grant. No option can be exercised until one year after option grant. An option then becomes exercisable to the extent of 33 1/3% of the shares covered thereby per year. With respect to any key executive participant, if, following the grant of option(s) under this Plan, the participant's employment with the Company (including its subsidiaries) terminates due to death, permanent and total disability or retirement, then all previously unexercisable options shall become immediately exercisable. With respect to any key executive participant, if the participant's employment with the Company (including its subsidiaries) shall terminate for any other reason, all options


                                   Ex. 10.2-3

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that have not yet become exercisable shall be forfeited (unless, with respect to an employee who is not a "covered employee" for purposes of Section 162(m), the Long Term Plan Committee determines otherwise). With respect to any non-employee director participant, if, following the grant of option(s) under this Plan, the participant's service as a director of the Company terminates due to death, permanent and total disability or retirement, then all previously unexercisable options shall become immediately exercisable. With respect to any non-employee director, if the participant's service as a director of the Company shall terminate for any other reason, all options that have not yet become exercisable shall be forfeited (unless the Long Term Plan Committee determines otherwise).

Each option granted under this Plan shall be deemed exercised when the holder
(a) shall indicate the decision to do so in writing delivered to the Company,
(b) shall tender to the Company payment in full in cash (or if the Long Term Plan Committee so determines at the time of award grant, in shares of the Company's common stock) of the exercise price for the shares for which the option is exercised, (c) shall tender to the Company payment in full in cash of the amount of all federal and state withholding or other employment or self-employment taxes applicable to the taxable income, if any, of the holder resulting from such exercise and (d) shall comply with such other reasonable requirements as the Long Term Plan Committee may establish.

No person shall have any of the rights of a shareholder with reference to shares subject to an option until a certificate for the shares has been delivered.

An option granted under this Plan may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with this Plan for the remaining shares subject to the option.

No certificate for shares shall be executed and delivered upon exercise of an option until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the South Carolina Uniform Securities Act, as amended, any other applicable state blue sky law(s) and the requirements of any exchange on which the common stock of the Company may, at the time, be listed.

In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Long Term Plan Committee may require reasonable evidence as to the ownership of the option and may require such consent and releases of taxing authorities as it may deem advisable.

CASH BONUS UPON OPTION EXERCISE FOR TAX PROTECTION

One of the objectives of the Plan is to give key executives and non-employee directors a way to participate in the equity growth of the Company without being forced by income taxation to sell the stock acquired upon exercise of options granted under this Plan. In connection with the exercise of an option granted under the Plan, the Company will pay the participant such cash bonus as is estimated to provide the participant with sufficient cash to pay his or her federal and state income taxes attributable to the option exercise and to such cash bonus. For each participant who is a "covered employee" for purposes of
Section 162(m), such cash bonus shall be calculated using an assumed 38% income tax rate.

TERMINATION OF OPTIONS

An option granted under this Plan shall be considered terminated in whole or in part to the extent that, in accordance with the provisions of this Plan, it can no longer be exercised for any shares originally subject to the option. The shares subject to any option, or portion thereof, that terminates shall no longer be charged against the aggregate share limitation provided above in this Plan and may again become shares subject to the Plan.

SALE OF STOCK ACQUIRED UPON OPTION EXERCISE

If the participant desires to sell any stock acquired upon exercise of an option granted under this Plan, the Company will have the right of first refusal (exercisable within 5 business days after notice) to acquire such stock at the closing market price on the date of such notice. All certificates for stock acquired upon exercise of options granted under the Plan will bear a legend to this effect.

NO RIGHT TO EMPLOYMENT

Neither the adoption of this Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, (a) shall confer upon any key executive participant under this Plan any right to continue in the employ of the Company or

                                   Ex. 10.2-4
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any of its subsidiaries, or shall in any way affect the right and power of the
Company or any of its subsidiaries to terminate the employment of any such participant under this Plan at any time with or without assigning a reason therefor, to the same extent as the Company or such subsidiary might have done if this Plan had not been adopted or (b) shall confer upon any non-employee director participant under this Plan any right to continue as a director of the Company, or shall in any way affect the right and power of the Company to terminate the service as a director of any such participant under this Plan at any time with or without assigning a reason therefor, to the same extent as the Company might have done if this Plan had not been adopted.

USE OF PROCEEDS

The proceeds received by the Company from the sale of shares pursuant to options granted under this Plan shall be used for general corporate purposes as determined by the Board.

INDEMNIFICATION OF LONG TERM PLAN COMMITTEE

In addition to such other rights of indemnification as they may have as members of the Board, the members of the Long Term Plan Committee shall, to the fullest extent permitted by law, be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award or option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

EFFECTIVE DATE OF THE PLAN

This Plan shall be effective on the date that it is approved by the holders of a majority of the Company's shares of common stock voting on the issue.

DURATION OF THE PLAN

Unless previously terminated by the Board and the Long Term Plan Committee, this Plan shall terminate ten years after its commencement, and no award shall be granted under it thereafter, but such termination shall not affect any award theretofore granted under the Plan or any option theretofore granted (or subsequently granted as a result of any award theretofore granted) under the Plan.

PLAN AMENDMENT

This Plan may be amended from time to time or terminated by approval of the Long Term Plan Committee and the Board of Directors of the Company.

TRANSFERABILITY OF AWARDS AND OPTIONS

Neither any award nor any option granted under the Plan is transferable by the participant, except by will or the laws of descent and distribution.

SECTION 162(m)

This Plan and its operation are intended to satisfy the requirements of Section 162(m) with respect to permitting the deductibility of compensation for those participants who are "covered employees" for purposes of Section 162(m). In the event that any provision of this Plan or an award or option granted under this Plan does not so satisfy Section 162(m), that provision shall be deemed amended to the extent necessary to satisfy Section 162(m).


                                   Ex. 10.2-5

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